SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                 FORM 8-K


                              CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE

                       SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): January 24, 2005

                            Timberland Bancorp, Inc.
            (Exact name of registrant as specified in its charter)

       Washington                0-23333                 91-1863696
       ----------                -------                 ----------
 State or other jurisdiction     Commission            (I.R.S. Employer
  Of incorporation               File Number           Identification No.)


  624 Simpson Avenue, Hoquiam, Washington           98550
  ---------------------------------------           -----
  (Address of principal executive offices)         (Zip Code)

     Registrant's telephone number (including area code) (360) 533-4747


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition
--------------------------------------------------------
     On January 24, 2005, Timberland Bancorp, Inc. issued its earnings release for the quarter ended December 31, 2005. A copy of the earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.


Item 9.01  Financial Statements and Exhibits
--------------------------------------------

      (c)   Exhibits

      99.1  Press Release of Timberland Bancorp, Inc. dated January 24, 2005

                                 SIGNATURES
                                 ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                          TIMBERLAND BANCORP,INC.



DATE:  January 24, 2005                   By: /s/Dean J. Brydon
                                              -----------------
                                              Dean J. Brydon
                                              Chief Financial Officer

                                  Exhibit 99.1

     ===================================================================


             PRESS RELEASE: FOR IMMEDIATE PUBLICATION
             ----------------------------------------
             For further information contact:  Michael R. Sand, President & CEO
                                               Dean Brydon, CFO
                                               At (360) 533-4747
     ===================================================================


  Timberland Bancorp, Inc. Announces Increased First Quarter Earnings
       *  Net Income Increases by 8%; Diluted Earnings Per Share Increases by
          18%
       *  Loan Portfolio Increases by $16.0 Million During Quarter
       *  Deposits Increase by $83.6 Million During Quarter
       *  Acquisition of 7 Branches Closes in October

HOQUIAM, Wash.   January 24, 2005   Timberland Bancorp, Inc. (Nasdaq: TSBK),
("Company") the holding company for Timberland Bank, ("Bank"), today reported net income of $1.49 million, or $0.40 per diluted share, for the quarter ended December 31, 2004. This compares to net income of $1.39 million, or $0.34 per diluted share that the Company earned for the quarter ended December 31, 2003. The increased income was primarily a result of increased net interest income and increased non-interest income.

The quarter was highlighted by the successful acquisition and integration of seven new offices from Venture Bank into Timberland's branch system. Subsequent to the acquisition, two of the acquired offices were consolidated into existing Timberland branch offices. "The acquisition added lower cost core deposits to our funding base and expanded our geographic reach. It also provided the opportunity for increased fee income from deposit related service fees as evidenced by the $249,000 increase over the same quarter in the prior fiscal year", stated Timberland's President Michael Sand. Acquisition related expenses of $183,000 during the quarter were offset by a $245,000 pre-tax gain from the sale of $1.5 million in credit card loans.

During the quarter net loans outstanding increased by $16.0 million and total deposits increased by $83.6 million. "The Bank's lower funding costs combined with an increase in net loans outstanding resulted in a $607,000 increase in net interest income. Non-interest income also increased by $426,000 when compared to the similar quarter in the prior fiscal year," stated Dean Brydon, Timberland's Chief Financial Officer.

"We are pleased to have increased our core deposits as interest rates have risen," added Sand. "The timing of the acquisition was good and we look forward to bringing Timberland's brand of community banking to an expanded customer base," Sand also stated.

Disclaimer
This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward looking statements. These forward-looking statements may describe future plans or strategies and include the Company's expectations of future financial results. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.

                  TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                       CONSOLIDATED INCOME STATEMENT
             For the three months ended December 31, 2004 and 2003
                 (Dollars in thousands, except per share data)
                                 (Unaudited)
                                                         Three Months Ended
                                                            December 31,
                                                        2004            2003
                                                       ----------------------
Interest and Dividend Income
Loans receivable                                     $  6,608        $  6,283
Investments and mortgage-backed securities                389             244
Dividends from investments                                266             269
Interest bearing deposits in banks                        140              45
                                                       ----------------------
  Total interest and dividend income                    7,403           6,841
Interest Expense
Deposits                                                1,179           1,129
Federal Home Loan Bank advances                           755             850
                                                       ----------------------
  Total interest expense                                1,934           1,979
                                                       ----------------------
  Net interest income                                   5,469           4,862
Provision for Loan Losses                                  --              50
  Net interest income after provision                  ----------------------
    for loan losses                                     5,469           4,812
Non-Interest Income
Service charges on deposits                               698             449
Gain on sale of loans, net                                348             170
BOLI net earnings                                          99             115
Escrow fees                                                35              45
Servicing income (expense) on loans sold                  (61)            (18)
ATM transaction fees                                      196             149
Other                                                     123             102
                                                       ----------------------
  Total non-interest income                             1,438           1,012

Non-interest Expense
Salaries and employee benefits                          2,650           2,172
Premises and equipment                                    511             462
Advertising                                               166             151
Loss (gain) from real estate operations                   (27)             16
ATM expenses                                              112             101
Amortization of core deposit intangible                    85              --
Other                                                   1,263             924
                                                       ----------------------
  Total non-interest expense                            4,760           3,826


Income before federal income taxes                      2,147           1,998
Federal Income Taxes                                      653             611
                                                       ----------------------
  Net Income                                          $ 1,494         $ 1,387


Earnings Per Common Share:
  Basic                                                 $0.42          $0.36
  Diluted                                               $0.40          $0.34

Weighted average shares outstanding:
  Basic                                             3,550,007      3,846,580
  Diluted                                           3,717,162      4,070,336

                   TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                             SUMMARY BALANCE SHEETS
                   December 31, 2004 and September 30, 2004
                             (Dollars in thousands)
                                  (unaudited)

                                                  December 31,   September 30,
                                                     2004            2004
ASSETS                                            ----------------------------
Cash and due from financial institutions           $  14,717        $  15,268
Interest bearing deposits in banks                     6,451            3,385
Federal funds sold                                    17,835            1,180
Investments and mortgage-backed securities -
  held to maturity                                       160              174
Investments and mortgage-backed securities -
  available for sale                                  89,170           59,889
Federal Home Loan Bank stock                           5,682            5,682

Loans receivable                                     362,657          347,975
Loans held for sale                                    1,938              610
Less:  Allowance for loan losses                      (3,994)          (3,991)
                                                  ----------------------------
     Total loans                                     360,601          344,594

Accrued interest receivable                            1,934            1,828
Premises and equipment                                15,941           13,913
Real estate owned and other repossessed items            346              421
Bank owned life insurance ("BOLI")                    11,127           11,028
Goodwill                                               5,562               --
Core deposit intangible                                2,116               --
Other assets                                           2,561            3,057
                                                  ----------------------------
     TOTAL ASSETS                                  $ 534,203        $ 460,419
                                                  ============================

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits                                           $ 403,186        $ 319,570
Federal Home Loan Bank advances                       52,492           65,421
Other borrowings: repurchase agreements                2,008               --
Other liabilities and accrued expenses                 2,350            2,611
                                                  ----------------------------
     TOTAL LIABILITIES                               460,036          387,602
                                                  ----------------------------

SHAREHOLDERS' EQUITY
Common stock - $.01 par value; 50,000,000 shares
  authorized;  December 31, 2004   3,896,528 shares
  issued and outstanding September 30, 2004
  3,882,070 shares issued and outstanding                 39               39
Additional paid in capital                            25,164           24,908
Unearned shares - Employee Stock Ownership Plan       (4,230)          (4,362)
Unearned shares   Management Recognition &
  Development Plan                                      (376)            (537)
Retained earnings                                     53,881           52,926
Accumulated other comprehensive loss                    (311)            (157)
                                                  ----------------------------
     TOTAL SHAREHOLDERS' EQUITY                       74,167           72,817
                                                  ----------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY         $ 534,203        $ 460,419
                                                  ============================

                   TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                         KEY FINANCIAL RATIOS AND DATA
                 (Dollars in thousands, except per share data)



                                          For the Three Months Ended
                                   December 31,   September 30,  December 31,
                                      2004           2004           2003
                                   -----------------------------------------
PERFORMANCE RATIOS:
Return on average assets (1)          1.15%          1.19%          1.22%
Return on average equity (1)          8.17%          7.40%          7.11%
Net interest margin (1)               4.66%          4.92%          4.65%
Efficiency ratio                     68.92%         66.79%         65.13%



                                    December 31,   September 30,   December 31,
                                       2004           2004            2003
                                   -----------------------------------------
ASSET QUALITY RATIOS:
Non-performing loans                 $ 3,003        $ 1,442        $  5,754
REO & other repossessed assets           346            421           1,264
Total non-performing assets            3,349          1,863           7,018
Non-performing assets to total assets   0.63%          0.40%           1.53%
Allowance for loan losses to
  non-performing loans                133.00%       276.77%           68.23%


Book Value Per Share (2)             $ 19.03       $ 18.76          $ 18.51
Book Value Per Share (3)               20.52         20.28            20.05
Tangible Book Value Per Share (2)(4)   16.92         18.76            18.51
Tangible Book Value Per Share (3)(4)   18.24         20.28            20.05

______________________
(1)    Annualized
(2)    Calculation includes ESOP shares not committed to be released
(3)    Calculation excludes ESOP shares not committed to be released
(4) Calculation subtracts goodwill and core deposit intangible from equity component



                                            For the Three Months Ended
                                        December 31, September 30, December 31,
                                           2004         2004          2003
                                       ---------------------------------------
AVERAGE BALANCE SHEET:
Average Total Loans                      $ 358,336    $ 342,150    $ 336,601
Average Total Interest Earning Assets      469,317      409,504      418,266
Average Total Assets                       521,680      447,160      453,276
Average Total Interest Bearing Deposits    347,782      281,701      283,660
Average FHLB Advances and Other Borrowings  55,414       57,770       60,036
Average Shareholders' Equity                73,135       72,070       77,987

Comparison of Financial Condition at December 31, 2004 and September 30, 2004

Total Assets: Total assets increased $73.8 million to $534.2 million at December 31, 2004 from $460.4 million at September 30, 2004 primarily due to a $49.0 million increase in investment securities and overnights funds, a $16.0 million increase in net loans receivable, a $7.7 million increase in goodwill and core deposit intangible, and a $2.0 million increase in premises and equipment. This growth was funded by the net cash received in connection with the acquisition of seven branch offices and related deposits from Venture Bank.

Investments and Overnight Funds: Investment securities, interest bearing deposits in banks, and federal funds sold increased by $49.0 million to $113.6 million at December 31, 2004 from $64.6 million at September 30, 2004, as a portion of the funds received in connection with the acquisition of deposits from Venture Bank were placed into investment securities and overnight funds.

Loans: Net loans receivable, including loans held-for-sale, increased by $16.0 million to $360.6 million at December 31, 2004 from $344.6 million at September 30, 2004. The increase in the portfolio was primarily a result of an $11.8 million increase in commercial real estate loans, a $3.0 million increase in one-to-four family mortgage loans, a $1.4 million increase in construction loans (net of undisbursed portion), a $592,000 increase in consumer loans, and a $352,000 increase in land loans. These increases were partially offset by a $517,000 decrease in commercial business loans and a $513,000 decrease in multi-family loans.

Loan originations totaled $61.4 million for the three months ended December 31, 2004 compared to $54.3 million for the same period a year earlier. The Bank sold loans totaling $4.8 million ($3.3 million in fixed rate one-to-four family mortgage loans and $1.5 million in credit card loans) during the three months ended December 31, 2004, compared to $10.2 million in fixed rate one-to-four family mortgage loans sold during the three months ended December 31, 2003.

Deposits: Deposits increased by $83.6 million to $403.2 million at December 31, 2004 from $319.6 million at September 30, 2004, primarily due to the acquisition of $86.3 million in deposits from Venture Bank in October 2004. The $83.6 million deposit increase is comprised of a $34.7 million increase in certificate of deposit accounts, a $21.5 million increase in N.O.W. checking accounts, a $14.0 million increase in savings accounts, a $9.9 million increase in money market accounts, and a $3.6 million increase in non-interest bearing accounts.

Shareholders' Equity: Total shareholders' equity increased by $1.4 million to $74.2 million at December 31, 2004 from $72.8 million at September 30, 2004, primarily due to net income of $1.5 million and a $256,000 increase to additional paid in capital from the exercise of stock options and the vesting of shares associated with the Bank's benefit plans. Also increasing shareholders' equity were decreases of $161,000 and $132,000 in the equity components related to unearned shares issued to the Management Recognition and Development Plan and the Employee Stock Ownership Plan, respectively. Partially offsetting these increases to shareholders' equity was the payment of $582,000 in dividends to shareholders and a $154,000 increase in accumulated other comprehensive loss.

On February 27, 2004, the Company announced a plan to repurchase 360,670 shares of the Company's stock. This marked the Company's 12th stock repurchase plan. As of December 31, 2004, the Company has repurchased 214,086 of these shares at an average price of $22.83 per share. Cumulatively the Company has repurchased 3,192,687 (48.3%) of the 6,612,500 shares that were issued when the Company went public in January 1998 at an average price of $14.96 per share.

Comparison of Operating Results for the Three Months Ended December 31, 2004 and 2003

Net Income: Net income for the quarter ended December 31, 2004 was $1.49 million, or $0.40 per diluted share ($0.42 per basic share) compared to $1.39 million, or $0.34 per diluted share ($0.36 per basic share) for the quarter ended December 31, 2003. The $.06 increase in earnings per share for the quarter ended December 31, 2004 was primarily a result of a $657,000 ($434,000 net of income tax - $0.12 per diluted share) increase in net interest income after provision for loan losses, a $426,000 ($281,000 net of income tax - $0.08 per diluted share) increase in non-interest income, and a lower number of weighted average shares outstanding which increased diluted earnings per share by approximately $0.03. These items were partially offset by a $934,000 ($616,000 net of income tax - $0.17 per diluted share) increase in non-interest expense.

Net Interest Income: Net interest income increased $607,000 to $5.47 million for the quarter ended December 31, 2004 from $4.86 million for the quarter ended December 31, 2003, primarily due to increased interest income from a larger
interest earning asset base.   Total interest income increased $562,000 to $7.40
million for the quarter ended December 31, 2004 from $6.84 million for the quarter ended December 31, 2003 as average total interest earning assets increased by $51.0 million. The increased interest earning asset balances were a result of investing the funds received in connection with the acquisition of deposits from Venture Bank. Partially offsetting the increased interest earning balances, was a reduction in the yield on assets. The yield on earning assets was 6.31% for the quarter ended December 31, 2004 compared to 6.54% for the quarter ended December 31, 2003.

Also contributing to the increased net interest income was a decrease in interest expense. Total interest expense decreased by $45,000 to $1.93 million for the quarter ended December 31, 2004 from $1.98 million for the quarter ended December 31, 2003 as the Company's total cost of funds decreased to 1.92% from 2.30%. The lower funding costs were due in part to a change in the composition of interest-bearing liabilities, as average certificate of deposit accounts and FHLB advances decreased while N.O.W. checking accounts, a lower cost source of funds, increased.

As a result of these changes, the net interest margin increased to 4.66% for the quarter ended December 31, 2004 from 4.65% for the quarter ended December 31, 2003.

Provision for Loan Losses: The provision for loan losses for the quarter ended December 31, 2004 decreased $50,000 from the quarter ended December 31, 2003 as there was no provision made during the current quarter. Even though the loan portfolio grew during the current quarter, the sale of the Bank's credit card portfolio, which carried the highest risk factors of any loan type, offset the need to increase the overall allowance for loan losses according to the Bank's comprehensive analysis. Management deemed the allowance for loan losses of $3.99 million at December 31, 2004 (1.10% of loans receivable and 133.00% of non-performing loans) adequate to provide for probable losses based on an evaluation of known and inherent risks in the loan portfolio at that date. The allowance for loan losses was $3.93 million (1.17% of loans receivable and 68.2% of non-performing loans) at December 31, 2003. The Company had a net recovery of $3,000 for the current quarter compared to a net charge-off of $15,000 in the same quarter of 2003.

The Company's non-performing assets to total assets ratio decreased to 0.63% at December 31, 2004 from 1.53% at December 31, 2003. The non-performing loan total of $3.0 million at December 31, 2004 consisted of $2.2 million in commercial real estate loans, $349,000 in commercial business loans, $333,000 in one-to-four family loans, $115,000 in land loans, and $6,000 in consumer loans.

Non-interest Income: Total non-interest income increased $426,000 to $1.44 million for the quarter ended December 31, 2004 from $1.01 million for the quarter ended December 31, 2003, primarily due to $249,000 increase in service charges on deposits, a $135,000 increase in income from loan sales (gain on sale of loans and servicing income on loans sold), and a $47,000 increase in ATM transaction fees. The increased service charges on deposits and the increased ATM transaction fees are primarily a result of the increased transaction account base acquired through the Venture Bank branch acquisition. The increased income from loan sales is primarily due to the sale of the Bank's $1.5 million credit card portfolio, which resulted in a gain of $245,000. Income from the sale of fixed rate one-to-four family loans decreased to $42,000 for the quarter ended December 31, 2004 from $152,000 for the quarter ended December
31, 2003 as fewer loans were sold.   The Bank sold $3.3 million in fixed rate
one-to-four family mortgages during the quarter ended December 31, 2004 compared to $10.2 million for the same period a year ago.

Non-interest Expense: Total non-interest expense increased by $934,000 to $4.76 million for the quarter ended December 31, 2004 from $3.83 million for the quarter ended December 31, 2003, as the Bank acquired seven branch offices and the associated employees from Venture Bank in October 2004. The increase is primarily a result of a $478,000 increase in salaries and employee benefits, $183,000 in expenses associated with the branch acquisition, a $85,000 core deposit intangible amortization expense, a $66,000 increase in postage and courier expense, a $59,000 increase in legal and professional fees, and a $49,000 increase in premises and equipment expenses. The increased employee expenses are primarily due to the larger employee base resulting from the branch acquisition, annual salary adjustments, and increased medical insurance costs.


The Company's efficiency ratio increased to 68.92% for the quarter ended December 31, 2004 from 65.13% for the quarter ended December 31, 2003 and from 66.79% for the quarter ended September 30, 2004. Directly impacting the current quarter's higher ratio was the acquisition of seven branches as discussed above.

                     TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                            LOANS RECEIVABLE BREAKDOWN
                              (Dollars in thousands)


The following table sets forth the composition of the Company's loan portfolio by type of loan.


                                    At December 31,         At September 30,
                                         2004                     2004
                                  Amount      Percent      Amount      Percent
                                  -------------------      -------------------
Mortgage Loans:
  One-to-four family (1)         $102,862      24.71%      $99,835      25.25%
  Multi family                     16,647       4.00        17,160       4.34
  Commercial                      120,046      28.84       108,276      27.39
  Construction and
    land development              112,448      27.02       106,241      26.88
  Land                             20,247       4.86        19,895       5.03
                                  -------     ------       -------     ------
    Total mortgage loans          372,250      89.43       351,407      88.89
Consumer Loans:
  Home equity and second mortgage  25,024       6.01        23,549       5.96
  Other                             8,387       2.02         9,270       2.34
                                  -------     ------       -------     ------
                                   33,411       8.03        32,819       8.30

Commercial business loans          10,581       2.54        11,098       2.81
                                  -------     ------       -------     ------
    Total loans                   416,242     100.00%      395,324     100.00%

Less:
  Undisbursed portion of
    construction loans in process (48,385)                 (43,563)
  Unearned income                  (3,262)                  (3,176)
  Allowance for loan losses        (3,994)                  (3,991)
                                  -------                  -------
Total loans receivable, net      $360,601                 $344,594
                                  =======                  =======

________________
(1)     Includes loans held-for-sale.

                  TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                              DEPOSIT BREAKDOWN
                            (Dollars in thousands)


The following table sets forth the balances of deposits in the various types of accounts offered by the Bank.



                                   December 31, 2004  September 30, 2004
                                   -----------------  ------------------
Non-interest bearing                      $   40,721         $    37,150
N.O.W checking                                98,749              77,242
Savings                                       62,190              48,200
Money market accounts                         51,547              41,652
Certificates of deposit under $100,000       113,819              93,750
Certificates of deposit $100,000 and over     36,160              21,576
                                             -------             -------
     Total deposits                         $403,186            $319,570
                                             =======             =======





Timberland Bancorp, Inc. stock trades on the NASDAQ national market under the symbol "TSBK." The Bank owns and operates branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Elma, Olympia, Lacey, Panorama City, Tumwater, Yelm, Puyallup, Edgewood, Tacoma, Spanaway (Bethel Station), Gig Harbor, Poulsbo, Silverdale, Auburn, Winlock, and Toledo.

CONTACT:
Timberland Bancorp, Inc.
Michael Sand, President & CEO or Dean Brydon, CFO 360/533-4747

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